Exhibit 10(b) 1

HSBC HOLDINGS PLC

Shareholder Information (continued)

Memorandum and Articles of Association

The following information is a summary of the material terms of the HSBC Holdings’ Memorandum of Association (the ‘Memorandum’) and Articles of Association as in effect at 31 December 2000 (the ‘Articles’) and certain relevant provisions of the Companies Act 1985, as amended (the ‘Companies Act’) as relevant to the holders of the ordinary shares of nominal value US$0.50 each (the ‘Shares’). The Memorandum and Articles are registered with the Registrar of Companies of England and Wales with registered number 617987. Holders of the Shares are encouraged to read the full HSBC Holdings Memorandum and Articles, which are filed as an exhibit to this Annual Report.

Purpose and objects

HSBC Holdings was established to act as a holding company for conducting banking business of all kinds in all parts of the world and transacting and doing all matters and things incidental thereto. The specific objects for which HSBC Holdings was established are set forth in paragraphs 4.1 through 4.33 of the Memorandum.

Authorised capital

The authorised share capital of HSBC Holdings is:

•	US$5,250,100,000, divided into 10,500,000,000 ordinary shares of nominal value US$0.50 each (the ‘Shares’) and 10,000,000 Dollar Preference Shares of US$0.01 each;

•	£401,500, divided into 10,000,000 Sterling Preference Shares of £0.01 each and 301,500 Non-voting Deferred Shares of £1.00 each; and

•	€100,000 divided into 10,000,000 Euro Preference Shares of €0.01 each.

HSBC Holdings maintains two share registers, a principal share register in London and an overseas branch share register in Hong Kong.

Description of Shares

Voting

Unless otherwise required by the Companies Act or the Articles, holders of Shares vote by ordinary resolution at general meetings for the election of directors, the declaration of dividends, the appointment of auditors, an increase of authorised share capital or the grant of authority to allot shares.

Subject to the restrictions referred to under ‘Restrictions on voting’ below and any special voting rights or restrictions attached to any class of shares, ordinary resolutions will be decided on a show of hands by a simple majority of shareholders present and voting at the meeting where each shareholder has one vote, regardless of the number of Shares held, unless a poll is demanded. On a poll, every holder who is present in person or by proxy and entitled to vote shall have one vote for every Share held. Holders of record of Shares may appoint a proxy to attend and vote on their behalf.

The chairman of the meeting has the casting vote in the event of a tie in either a show of hands or poll vote, in addition to any other vote he may have.

HSBC Holdings will send out written notice at least 21 clear days before an annual general meeting or an extraordinary general meeting convened to consider a special or extraordinary resolution, and at least 14 clear days before all other extraordinary general meetings. For general meetings to be valid, at least three holders of Shares entitled to vote must be present in person or by proxy.

Disclosure of interests in Shares

The Companies Act gives HSBC Holdings the power to require persons who it believes to be, or to have been within the previous three years, interested in its Shares, to disclose prescribed particulars of those interests. Failure to supply the information required may lead to disenfranchisement of the relevant Shares and, where those Shares represent at least 0.25 per cent of the Shares in issue of a class, a prohibition on their transfer and receipt of dividends and other payments in respect of those Shares. In this context, the term ‘interest’ is broadly defined and will generally include an interest of any kind whatsoever in Shares, including the interest of a holder of an HSBC Holdings ADS.

Restrictions on voting

Any holder of Shares (or any other person appearing to be interested in the Shares) who has been served with a notice pursuant to the Companies Act as described above, and has not given HSBC Holdings the information required by the notice within the prescribed period from the date of receiving the notice, will not be entitled to be present or to vote either personally or by proxy at a general meeting unless the Directors determine that this restriction should not apply.

A holder of Shares can vote (whether in person or by proxy) and exercise other rights or privileges as a holder of Shares only if he has paid all calls or other amounts presently due unless the board otherwise determines.

There are no limitations imposed by UK law or the Articles on the rights of holders of Shares who are not UK residents or citizens, due to their status as such, to hold or exercise voting rights on the Shares.

HSBC HOLDINGS PLC

Dividends and other distributions

HSBC Holdings may, by ordinary resolution, declare dividends, but it may not pay dividends in excess of the amount recommended by the Directors. Except as otherwise provided by the terms of issue or special rights of any Shares, dividends are declared and paid according to the amounts paid on the Shares. HSBC Holdings may pay interim dividends. Dividends declared but not yet paid do not bear interest. The Board may deduct from any dividend declared but not yet paid to any person any amounts due from that person to HSBC Holdings on account of calls or otherwise in relation to the Shares. The Directors may, if authorised by an ordinary resolution, offer holders of Shares the right to elect to receive Shares instead of cash for the whole or any part of any dividend specified by the ordinary resolution. The Board can forfeit the right of a holder of Shares to a dividend that remains unclaimed for 12 years. Dividends with respect to HSBC Holdings’ ADSs will be paid in US dollars and the depositary will distribute them to the holders of HSBC Holdings’ ADSs.

The right of the holders of Shares to the payment of a dividend from the profits of HSBC Holdings is subject to the prior right to the payment of a dividend from the profits of HSBC Holdings of the holders, if any, of the Sterling Preference Shares, the Dollar Preference Shares and the Euro Preference Shares (together, the ‘Preference Shares’).

Liquidation

If HSBC Holdings is wound up, after payment of all liabilities, including the payment to any holders of HSBC Holdings Preference Shares of their rights in liquidation and the deduction of any provision made under section 719 of the Companies Act or section 187 of the Insolvency Act 1986 (which enables the liquidator to make payments to employees or former employees on the cessation or transfer of HSBC Holdings’ business), the remaining assets available for distribution to holders of the Shares will be distributed among them in proportion to the number of Shares held by each. On the date of the distribution, the amount paid to any holder of Shares who has not fully paid for his Shares will be reduced to reflect the amount unpaid. After receiving approval of the holders of the Shares by an extraordinary resolution and meeting any other legal requirements, the liquidator may divide the assets in kind among the holders of the Shares in the manner that it sees fit.

Untraced shareholders

HSBC Holdings can sell any Share (including any further share issued in respect of that Share) if the holder has not cashed any cheque, order or warrant payable and HSBC Holdings has not received any communication in respect of the Share from the relevant holder (or other person entitled to the Share) for a period of 12 years during which at least three dividends were payable with respect to the Share. HSBC Holdings must advertise its intention to sell the Share in newspapers published in the United Kingdom and in Hong Kong (in the manner specified in the Articles) and inform the London Stock Exchange and the Hong Kong Stock Exchange of the same.

HSBC Holdings may then sell the Shares if it does not receive any response from the holder of the Shares within three months of publishing the advertisements. After selling the Shares, HSBC Holdings will owe the former holder of the Shares (or other person previously entitled to the Share) only the sale amount, without interest.

Transfer of Shares

HSBC Holdings Shares may be transferred by an instrument in any usual form or in any other form acceptable to the Directors. The Directors may refuse to register a transfer:

•	if it is of Shares which are not fully paid;

•	if it is not stamped (if required);

•	if it is not duly presented for registration together with the share certificate and other evidence of title as the Directors reasonably require;

•	if it is in respect of more than one class of Shares or Shares denominated in different currencies;

•	if it is in favour of more than four persons jointly;

•	if HSBC Holdings has a lien on the Shares; or

•	in certain circumstances, if the holder has failed to provide the required particulars as described under ‘Disclosure of interests in Shares’ above.

The transferor will remain the holder of the Shares concerned until the name of the transferee is entered in the share register in respect of the transfer.

If the Board refuses to register a transfer of a Share it must inform the transferee of its refusal within two months of receiving the transfer request. The Board must return the refused instrument of transfer to the person depositing it, except in the case of suspected fraud.

HSBC HOLDINGS PLC

Shareholder Information (continued)

The registration of transfers may be suspended at any time and for any periods as the Directors may determine, although these suspensions may not exceed 30 days in any year.

Unless expressly provided by the Articles or required by law or court order, HSBC Holdings cannot recognise any person other than the registered holder of a Share as the owner of such Share.

Uncertificated shares

Shares may be held in uncertificated form. The Board may refuse to register a transfer of uncertificated Shares in such circumstances permitted or required by Regulations and the relevant system. HSBC Holdings cannot refuse to register uncertificated Shares for failure to comply with a notice concerning disclosure of interests in Shares given pursuant to the Companies Act. See ‘Disclosure of interests in Shares’ and ‘Restrictions on voting’ above.

Variation of class rights and alteration of share capital

Subject to the provisions of the Companies Act, the consent in writing of the holders of at least three-quarters of the Shares in a class, or the sanction by the shareholders of that class of an extraordinary resolution passed at a separate general meeting, is required to vary or abrogate the rights of the class, unless otherwise provided by the terms of issue of the Shares of that class. Two persons holding or representing by proxy at least one-third of the Shares of the relevant class must be present for the separate annual general meeting to be valid. The issuance of new shares ranking in priority to or pari passu with an existing class of Shares is not considered to be a ‘variation’ in the rights of already existing Shares, unless the existing Shares provide so expressly.

HSBC Holdings may also vary or abrogate rights attached to the Shares by a special resolution without the separate consent or sanction of the holders of any class of Shares so long as the rights attached to all the Shares are varied or abrogated in the same manner and to the same extent.

HSBC Holdings may issue Shares with rights or restrictions as it sees fit, including redeemable Shares, so long as it does so in accordance with the Companies Act and the Articles and without reducing any rights attached to any existing shares.

 HSBC Holdings can increase its share capital, consolidate and divide all or any of its share capital into shares of a larger amount, sub-divide all or any of its share capital into shares of a smaller amount (subject to the provisions of the Companies Act) or cancel any shares not taken or agreed to be taken by any person and reduce the amount of its authorised share capital accordingly.

Pre-emptive rights

Because HSBC Holdings is a public company incorporated in England and Wales, in general, holders of its Shares have automatic pre-emptive rights pursuant to section 89 of the Companies Act.

Lien on shares

HSBC Holdings has a lien on Shares which are not fully paid and for which payment is due (to the extent permitted by the Companies Act). The Board may waive the lien in whole or in part, or temporarily, and may sell Shares subject to a lien as it sees fit. The Board is entitled to sell a Share subject to the lien only after giving 14 days’ notice of its intent to sell in default.

Calls

The Board may from time to time make calls on the holders of the Shares for any amounts unpaid on the Shares. These calls must be made with 14 clear days’ notice specifying the time, place and manner of payment, which may include payment in instalments. The person on whom a call is made remains liable for the call despite any subsequent transfer of the Shares on which the call was made. The joint holders of a Share are jointly and severally liable for the payment of all calls.

Holders of Shares who have not paid all calls (and any accrued interest) due are not entitled to receive a dividend or vote at meetings of holders of the Shares either in person or by proxy (except as proxy for another member), are not counted as present and may not form part of a quorum.

Forfeiture of Shares

If any holder of Shares does not pay any part of any call on or before the payment date, the Board may send the holder of Shares a notice of the amount unpaid (including interest and other costs and expenses incurred by HSBC Holdings) and if the holder of Shares does not pay the amount owed within 14 clear days from the date of the notice, the Board may forfeit the relevant Share, at any time before full payment is made. The forfeited Share and any dividends declared or other moneys payable in respect of the forfeited Share will then become the property of HSBC Holdings.

HSBC HOLDINGS PLC

Purchase of Shares

HSBC Holdings can purchase any of its own Shares of any class, including any redeemable Shares, in any manner that it deems fit, subject to the provisions of the Companies Act and the Articles.

Description of Preference Shares

The Articles authorise the issuance of Sterling Preference Shares, Dollar Preference Shares and Euro Preference Shares. The substantive provisions of the Articles relating to the Sterling, Dollar and Euro Preference Shares are substantively identical and have been summarised in general below.

As of 31 December 2000, HSBC Holdings had not issued any Preference Shares. In connection with the issuance of Non-cumulative Step-up Perpetual Preferred Securities on 17 April 2000 by the Jersey limited partnerships (see Note 33), HSBC Holdings agreed, if required and subject to the occurrence of certain events, to issue Preference Shares to the holders of those securities in exchange for those securities.

The Sterling Preference Shares, the Dollar Preference Shares and the Euro Preference Shares rank pari passu with each other and any additional class of shares designated by the Board as ranking equal to the Preference Shares.

The Board is empowered to determine any of the rights or limitations of any series of Preference Shares, other than as to ranking, prior to their issue. Each series of Preference Shares can have different rights and limitations.

Dividends

Each Preference Share confers the right to the payment of a dividend in priority to the right of payment to the holder of Shares and of any other class of shares of HSBC Holdings in issue, other than any other class of Preference Shares and any class of shares designated by the Board as ranking pari passu with the Preference Shares or which by their terms rank in priority to the Preference Shares, with respect to dividends. This right is to a non-cumulative preferential dividend in the relevant currency to be paid at a rate and in a manner, which may be fixed, floating, variable or determined in accordance with a specified formula or procedure, determined by the Board prior to issue.

The right of the holder of a Preference Share to receive a dividend is limited as described below. On any date that a dividend would otherwise fall to be paid on any Preference Shares, if:

•	the profits of HSBC Holdings are, in the opinion of the Board, insufficient to enable payment in full to be made of the relevant dividend, the Board shall use the profits available to pay dividends to the persons entitled to such dividend pro rata, after payment in full of any dividends due before that date on any shares of HSBC Holdings ranked higher in priority to dividends. The holders entitled to receive the pro rata dividend will include the holders of the relevant Preference Shares and any other shares of HSBC Holdings ranking pari passu as to rights to dividends and on which either a dividend is payable on the relevant date or arrears of cumulative dividend are unpaid at the relevant date.

•	the payment of any dividend on any Preference Shares would breach or cause a breach of the capital adequacy requirements of the FSA, or relevant successor entity, then none of the dividend shall be payable.

If a dividend or any part thereof is not paid for the reasons stated above, the holders of the relevant Preference Shares will have no further claim in respect of any amounts not paid.

If any dividend on any relevant Preference Share for a period determined by the Board prior to allotment is not paid in full, HSBC Holdings is not permitted:

•	to purchase or redeem, or contribute money to any sinking fund for the purchase or redemption of, any other share capital ranking pari passu with or after the relevant Preference Shares; or

•	to declare or pay a dividend on any of its share capital ranking as to the right to dividends after the relevant Preference Shares until HSBC Holdings has paid, or set aside money for the payment for, in full the dividend for the relevant Preference Shares.

HSBC HOLDINGS PLC

Shareholder Information (continued)

Liquidation

Upon the winding up of HSBC Holdings (but not upon a redemption, reduction or purchase by HSBC Holdings unless otherwise provided by the terms of issue of that Preference Share), each Preference Share confers on the holder the right to receive a payment in the relevant currency out of the assets of HSBC Holdings available for distribution to shareholders. This right ranks higher in priority than the right of payment upon a winding up of HSBC Holdings of the holders of Shares and of any other class of shares of HSBC Holdings in issue, other than any other class of Preference Shares and any class of shares designated by the Board as rankingpari passuwith the Preference Shares or which by their terms rank in priority to the Preference Shares, with respect to assets upon a winding up. The amount of this payment upon liquidation is equal to:

•	the amount of any dividend due for payment after the date of the commencement of the winding up and payable for the period ending on or before such date;

•	if the date of the commencement of the winding up falls before the last day of a period in respect of which a dividend would have been payable and which began before that date, any further amount of dividend that would have been payable had the day before that date been the last day of that period; and

•	subject thereto, a sum equal to the amount paid up or credited as paid up on the Preference Share together with any premium, if any, determined by the Board prior to issue.

Redemption

The Preference Shares are redeemable at the option of HSBC Holdings, subject to compliance with the Companies Act and the Articles, unless the Board determines prior to their issue that the Preference Shares will be non-redeemable. If HSBC Holdings chooses to redeem a series of Preference Shares, it must redeem all, and not only some, of the Preference Shares of that series on the redemption date or dates established for that series by the Board prior to issue. HSBC Holdings must give at least 30 and no more than 60 days prior notice of the redemption date. HSBC Holdings will pay on the redemption date to the holder of each Preference Share, the aggregate of:

•	the nominal amount of such Preference Share;

•	any premium credited as paid up on the redemption date; and

•	any dividend payable on the redemption date.

Voting rights

The holders of Preference Shares are not entitled to attend or vote at general meetings of the holders of Shares of HSBC Holdings except where:

•	the dividend due for a dividend period, as determined by the Board prior to allotment, has not been paid in full, until such time as the dividend for that period, as determined by the Board prior to allotment, is paid in full, or an amount is set aside to provide payment in full; or

•	the Board determines otherwise prior to allotment of those Preference Shares.

Issuance of further Preference Shares

HSBC Holdings may issue further series of Preference Shares with identical or differing rights and limitations, including:

•	differing rate or basis for the calculation of dividends;

•	differing dates for determining the ranking of dividend payments or for the payment of dividends;

•	the provision of a premium or no premium on return of capital;

•	the provision of no right to redeem or a right to redeem at the option of the holder or of HSBC Holdings, or to redeem on different redemption dates with different terms; and

•	the option to convert the Preference Shares into Shares or any other class of shares ranking, with regards to dividends or assets upon a winding up, pari passu with or after such Preference Shares.

Variation of Class Rights

All or any of the rights, preference, privileges, limitations or restrictions attached to Preference Shares may from time to time be varied or abrogated with the consent in writing of three-quarters in nominal value of the Preference Shares in issue of all series denominated in the same currency or with the sanction of an extraordinary resolution passed at a separate general meeting of the holders of all series of the Preference Shares denominated in the same currency.

All or any of the rights, preference, privileges, limitations or restrictions attached to the Preference Shares of a series may from time to time be varied or abrogated so as to adversely affect such rights on a basis different from any other series of Preference Shares denominated in the same currency with the consent in writing of three-quarters in nominal value of the

Preference Shares of that series or with the sanction of an extraordinary resolution passed at a separate general meeting of the holders of that series.

The provisions that apply to meetings of the holders of the Shares apply, to the extent applicable, to meetings of the holders of Preference Shares, except as otherwise stated in the Articles.

Description of Non-voting Deferred Shares

The holders of Non-voting Deferred Shares have no right to a dividend.

On a winding-up or other return of capital of HSBC Holdings (other than conversion, redemption or purchase by HSBC Holdings), the holders of Non-voting Deferred Shares have the right to receive the amount paid up on their shares after there has been distributed to the holders of the Shares an amount equal to £10,000,000 per Share held, or an equivalent amount in another currency.

The holders of Non-voting Deferred Shares have no right to vote at any general meeting of the shareholders of HSBC Holdings.

Directors

At each Annual General Meeting of HSBC Holdings, up to one third of the Directors are required to retire from office by rotation. The Directors to retire by rotation each year are those who wish to retire and thereafter those who have been longest in office since their last election, but, as between persons who became Directors on the same day, those to retire will, unless they otherwise agree among themselves, be determined by lot. A retiring Director is eligible for re-election. Non-executive Directors are appointed for fixed terms not exceeding three years.

The Board has the power to appoint Directors to fill any vacancies on the Board and to appoint additional Directors. All Directors initially appointed by the Board hold office until the next Annual General Meeting and shall then be eligible for re-election, but shall not be taken into account in determining the Directors who are to retire by rotation at such meeting.

HSBC Holdings may by ordinary resolution remove any Director before the expiration of his or her period of office and appoint another person in his or her place. The Board may from time to time appoint one or more Directors to any executive office for such period and on such terms as it decides, and the Board may terminate any such appointment.

Powers

The Board is empowered to exercise all powers of HSBC Holdings to borrow money and to mortgage all or any part of the undertaking, property and assets, both present and future, of HSBC Holdings. The Board, subject to the Companies Act 1985, may issue debentures and other securities outright or for use as collateral for any debt, or other obligations, of HSBC Holdings or any third party.

Interested Directors

A Director may enter into contracts or other arrangements with HSBC Holdings or in which HSBC Holdings is otherwise interested so long as:

•	the interested Director discloses his or her interests to the Board; and

•	the interested Director does not vote on, and is not counted in the quorum in relation to, any resolution concerning any contract or other arrangements to which HSBC Holdings is a party and in which he or she (or any related person as defined in the Companies Act 1985) has an interest.

A Director may not vote on or be counted in the quorum for any resolution of the Board or any Board committee concerning his or her own appointment, including fixing or varying the terms of his appointment or termination. Any Director may vote on and be counted in the quorum for any resolution of the Board or a committee of the Board concerning the appointment of any other Director.

Retirement

In accordance with Section 293 of the Companies Act 1985 and the Articles, Directors must retire at the Annual General Meeting next following their seventieth birthday.